Exhibit 21.1

Subsidiaries of MRC Global Inc.

McJunkin Red Man Corporation	Delaware
Greenbrier Petroleum Corporation	West Virginia
Heaton Valves Limited	United Kingdom
McJunkin de Angola, LDA	Angola
McJunkin Red Man Asia Pacific Limited	Hong Kong
McJunkin Red Man Canada Ltd	Alberta
McJunkin Red Man de Mexico, S. de R.L. de C.V.	Mexico
McJunkin Red Man Development Corporation	Delaware
McJunkin Red Man International Corp.	British Virgin Islands
McJunkin Red Man International Services Corp.	British Virgin Islands
McJunkin Red Man Servicios, S. de R.L. de C.V.	Mexico
McJunkin Red Man UK Ltd	United Kingdom
McJunkin Venezuela	Venezuela
Midfield Holdings (Alberta) Ltd	Alberta
Midfield Supply ULC	Alberta
Midway-Tristate Corporation	New York
Milton Oil & Gas Company	West Virginia
MRC Management Company	Delaware
MRC SPF East Asia Co. Ltd.	Korea
MRC SPF Europe Ltd.	United Kingdom
MRC SPF Indonesia Pty Ltd.	Australia
MRC SPF Middle East Pty Ltd.	Australia
MRC SPF Pty Ltd.	Australia
MRC SPF Scanfit Ltd.	United Kingdom
MRC Transmark (Dragon) Limited	United Kingdom
MRC Transmark B.V.	Netherlands
MRC Transmark France SAS	France
MRC Transmark Group B.V.	Netherlands
MRC Transmark Holdings UK Ltd.	United Kingdom
MRC Transmark International B.V.	Netherlands
MRC Transmark Italy srl	Italy
MRC Transmark Kazakhstan	Kazakhstan
MRC Transmark Leymas Valve. Co., Ltd.	Thailand
MRC Transmark Limited (New Zealand)	New Zealand
MRC Transmark Limited (UK)	United Kingdom
MRC Transmark Middle East FZE	United Arab Emirates
MRC Transmark NV	Belgium
MRC Transmark Pte Ltd.	Singapore
MRC Transmark Pty Ltd (Aus.)	Australia
PT SPF Indonesia	Indonesia
Red Man Pipe & Supply International Limited	Jamaica
Ruffner Realty Company	West Virginia
SPF Europe s.r.l.	Italy
The South Texas Supply Company, Inc.	Texas
Transmark Fortim Engineering Pte. Ltd.	Singapore
Transmark International Limited	United Kingdom